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                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE:                                        CONTACT:
                                                              Nancy J. Sterling,
                                                              ML Strategies, LLC
                                                              (617) 348-1811


                     ACT MANUFACTURING, INC. PROVIDES UPDATE
                          ON REORGANIZATION PROCEEDINGS

Hudson, Massachusetts, April 2, 2002 -- ACT Manufacturing, Inc., which currently is a debtor in a Chapter 11 bankruptcy proceeding, today announced that it is continuing a process to sell all or substantially all of the Company's assets as it operates under reorganization proceedings. As previously announced, the Company filed a petition for reorganization under Chapter 11 of the Bankruptcy Code on December 21, 2001, and obtained a $20 million debtor-in-possession ("DIP") financing facility in January 2002 pursuant to a Revolving Credit and Guaranty Agreement dated January 25, 2002 among the Company and its DIP lenders (the "DIP Credit Agreement"). The DIP Credit Agreement provides for the DIP lenders' total commitment to be reduced over a period of time, and for the Company to operate under an agreed-upon budget and in compliance with various operating covenants.

Since the third quarter of 2001, the Company has continued to reduce the scale of its operations. Due to the Company's limited liquidity, the Company has not engaged an independent accounting firm to prepare an audit for the year ended December 31, 2001 or for any subsequent period, and presently has no plans to do so. The Company did not file its annual report on Form 10-K for the year ended December 31, 2001, and presently does not expect to make such filing.

As part of the DIP Credit Agreement, the Company agreed to diligently and in good faith engage in a process reasonably designed to promptly conclude a sale of all or substantially all of the Company's assets by way of a Bankruptcy Court auction or auctions occurring on or before June 30, 2002. Although the Company is pursuing the sale and auction process contemplated in the DIP Credit Agreement, the Company can provide no assurances as to the value or recovery resulting from this process, if completed, to be realized by the holders of the Company's debt or equity securities. Given the level of pre-petition creditor claims, however, the Company currently believes that it is unlikely that a sale of all or substantially all of the Company's business and assets will satisfy all outstanding creditor claims that arose prior to the bankruptcy or provide any return to equity holders. The Company currently believes that the holders of its common stock likely will retain or recover no equity or other value as a result or upon the conclusion of the bankruptcy proceeding with respect to the Company's common stock. The Company cannot predict, however, the outcome of any sales process.

The Company, headquartered in Hudson, Massachusetts, provides value-added electronics manufacturing services to original equipment manufacturers in the networking and telecommunications, computer and industrial and medical equipment markets. The Company provides OEMs with complex printed circuit board assembly primarily utilizing advanced surface mount technology, electro-mechanical subassembly, total system assembly and integration, mechanical and molded cable and harness assembly and other value-added services.

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This press release contains forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995 that are neither guarantees nor promises, but which are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. We caution you not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Forward-looking statements relate, among other things, to Company's agreement to engage in a process designed to sell all or substantially all of its assets; the sale and auction process that is contemplated within the Company's bankruptcy proceeding; the prospects that the Company's debt and equity security holders will receive any value or recovery in connection with such sale and auction process or with respect to such securities; to the Company's role in the electronics manufacturing services market, the results of actions taken by management, the strength of our customers' markets and the outsourcing model in the electronics industry, expected operating and financial results, sources of liquidity and capital resources, effects of our cash management plan, negotiations with lenders and other parties, anticipated results of restructuring efforts, developments within the customer base and market opportunities, future customer shipments, and the plans and objectives of management. Those risks and uncertainties include, among others: changes or anticipated changes in economic conditions; trends in the electronics industry; the effects of our reorganization proceedings; the effects of our reductions in operations, including facility closures; the willingness of vendors and customers to continue to do business with us, and the terms on which any such business takes place; the strength of our customers' markets and future customer demands; the financial condition of our customers; the inability to achieve satisfactory financial arrangements with bank lenders and other financial sources; the effectiveness of managing manufacturing processes; increased competition and its effects on pricing, revenues and gross margins, and our customer base; our ability to timely complete, configure and ship products; and changes, reductions, delays or cancellations of customer orders. In addition, our business and results of operations are subject to numerous additional risks and uncertainties, including the short-term nature of customer orders, customers' announcements and introductions of new products or new generations of products, evolutions in the life cycles of customers' products, inventory obsolescence and currency exchange rate movements. For a more detailed discussion of the risks and uncertainties of our business, please refer to our periodic reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the period ended December 31, 2000 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001.